Exhibit 21
NATIONAL RETAIL PROPERTIES, INC.
SUBSIDIARIES OF THE REGISTRANT
December 31, 2011

Subsidiary	Jurisdiction of Formation
CCMH I, LLC	Delaware
CCMH II, LLC	Delaware
CCMH III, LLC	Delaware
CCMH IV, LLC	Delaware
CCMH V, LLC	Delaware
CCMH VI, LLC	Delaware
CNL Commercial Mortgage Funding, Inc.	Delaware
CNLRS BEP, L.P.	Texas
CNLRS Equity Ventures BEP, Inc.	Maryland
CNLRS Equity Ventures, Inc.	Maryland
CNLRS Equity Ventures Rockwall, Inc.	Maryland
CNLRS RGI Bonita Springs LLC	Delaware
CNLRS Rockwall, L.P.	Texas
Gator Pearson, LLC	Delaware
National Retail Properties Trust	Maryland
National Retail Properties, LP	Delaware
Net Lease Funding, Inc.	Maryland
Net Lease Realty I, Inc.	Maryland
Net Lease Realty VI, LLC	Delaware
NNN Acquisitions, Inc.	Maryland
NNN BJ's Orlando FL, LLC	Florida
NNN Brokerage Services, Inc.	Maryland
NNN CA Auto Svc LLC	Delaware
NNN Development, Inc.	Maryland
NNN Equity Ventures Harrison Crossing, Inc.	Maryland
NNN Equity Ventures, Inc.	Maryland
NNN GP Corp.	Delaware
NNN Harrison Crossing, L.P.	Texas
NNN LP Corp.	Delaware
NNN PBY LLC	Delaware
NNN RAD Monticello NY, LLC	Delaware
NNN Retail FF Mabank LLC	Delaware
NNN Retail Properties Fund I LLC	Delaware
NNN Retail Properties Fund Sub I LLC	Delaware
NNN Retail Properties Fund Sub II LLC	Delaware
NNN Retail Properties Fund Sub III LLC	Delaware
NNN Ster Florida LLC	Florida
NNN Ster Paradise Valley Arizona LLC	Arizona
NNN Ster Texas LP	Texas
NNN Texas GP Corp.	Delaware
NNN TRS, Inc.	Maryland
NNN TRU Gastonia LLC	Delaware
Orange Avenue Mortgage Investments, Inc.	Delaware
WG Grand Prairie TX, LLC	Delaware